Exhibit 1

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of April 3, 2026 by and among MGM Resorts International, a Delaware corporation (the “Company”), IAC Inc., a Delaware corporation (“IAC”), and Barry Diller, an individual (“Mr. Diller”). Each of the Company, IAC and Mr. Diller is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, as of the date hereof, IAC Beneficially Owns (as defined below) 66,822,350 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Parties desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.            Voting Matters. On each matter brought to a vote at any annual or special meeting of the Company’s stockholders, and in connection with any action proposed to be taken by consent of the Company’s stockholders in lieu of a stockholder meeting, IAC and Mr. Diller shall, and shall cause their respective controlled affiliates (IAC, Mr. Diller and such controlled affiliates, collectively, the “Covered Entities” and Mr. Diller and his controlled affiliates, other than IAC and its controlled affiliates, collectively, the “Diller Entities”) to, vote or duly execute and deliver a stockholder consent with respect to, as applicable, any Voting Securities that are Beneficially Owned by the Covered Entities in excess of the Voting Cap Threshold (as defined below) (the “Excess Voting Securities”) in the same proportion as the stockholders (other than the Covered Entities) vote their Voting Securities in respect of such matter (disregarding stockholders that do not vote). The Parties will reasonably cooperate to share information for purposes of this Agreement. For purposes of this Section 1, subject to the last sentence of Section 2, any Excess Voting Securities shall be deemed to be owned by the Diller Entities, on the one hand, and the Covered Entities that are not Diller Entities (the “IAC Entities”), on the other hand, pro rata based on the number of Voting Securities held by the Diller Entities and the IAC Entities, respectively.

2.            Termination. This Agreement will terminate automatically and thereafter be of no further force and effect for all Parties, without any requirement to give notice, at such time as the earliest of (a) the Covered Entities collectively ceasing to Beneficially Own 17.5% or more of the Voting Securities then outstanding, (b) the Board having failed to nominate two (2) directors designated by IAC who each meet the qualifications of a director as set forth in the Company’s Corporate Governance Guidelines to stand for election to the Board at the applicable annual meeting of shareholders (“Qualified Director”), and (c) the occurrence of a Change of Control. For the avoidance of doubt, (i) as of the date hereof, Mr. Diller is deemed to be designated by IAC, and (ii) if IAC determines not to designate one or more individuals to be nominated for election to the Board or any individuals designated by IAC refuse to be nominated or serve as a director on the Board, this Agreement will not terminate and will remain in full force and effect. If at any time fewer than two (2) directors on the Board have been designated by IAC, the Board shall cause Qualified Director(s) to be added within one (1) month of such designation by IAC, in each case subject to the receipt of required regulatory approvals, in order to satisfy the requirements set forth in clause (b) above. Notwithstanding anything to the contrary in this Agreement, the Diller Entities shall no longer be subject to Section 1 of this Agreement, and the Diller Entities shall no longer be deemed Covered Entities hereunder, as of the earliest time that both of the following conditions are satisfied: (i) Mr. Diller no longer serves as either the Chairman of the Board of Directors of IAC or as Senior Executive of IAC and (ii) the Diller Entities no longer Beneficially Own Voting Securities of IAC representing at least one-third of the total voting power of the outstanding Voting Securities of IAC.

3.            Certain Definitions. For purposes of this Agreement, the following terms shall have the definitions provided below:

“Beneficial Ownership” or “Beneficially Own”, when used with respect to any securities, shall mean having “beneficial ownership” of such securities as determined within the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a person’s or entity’s Beneficial Ownership of Common Stock shall be calculated in accordance with such Rule.

“Change of Control” means the earlier to occur of:

(a) the date that a reorganization, merger, consolidation, recapitalization or similar transaction involving the Company is consummated, unless: (i) at least 50% of the outstanding Voting Securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are Beneficially Owned by the persons who were the Beneficial Owners of the outstanding Voting Securities of the Company immediately prior to such transaction in substantially the same proportions as their Beneficial Ownership, immediately prior to such transaction, of the outstanding Voting Securities of the Company and (ii) immediately following such transaction no person or persons acting as a group Beneficially Owns Voting Securities of the Resulting Entity possessing fifty percent (50%) or more of the total voting power of the outstanding Voting Securities of the Resulting Entity;

(b) the date that any one person acquires, or persons acting as a group acquire (or such person or persons has or have acquired as of the date of the most recent acquisition by such person or persons), Beneficial Ownership of Voting Securities of the Company possessing a majority of the total voting power of the Voting Securities of the Company; or

(c) the date that any one person acquires, or persons acting as a group acquire (or such person or persons has or have acquired as of the date of the most recent acquisition by such person or persons), assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Voting Cap Threshold” means the outstanding Voting Securities collectively constituting 25.73% of the total voting power of all of the outstanding Voting Securities of the Company on such matter as of the applicable record date.

“Voting Securities” means, at any time, the shares of any class or series of capital stock of the Company (or other applicable entity) which are then entitled to vote with respect to any matter to be voted on.

4.            Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this Agreement is hereby waived by the Parties hereto. Any suit or proceeding arising in respect to this Agreement will be tried exclusively in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, in any state or Federal court located in the State of Delaware, and the Parties agree to submit to the jurisdiction of, and to venue in, such courts.

5.            Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements, negotiations, discussions and arrangements between or among them. There are no other agreements, covenants, promises or arrangements between or among the Parties other than those set forth in this Agreement. This Agreement is not intended to and shall not confer any rights or remedies on any person or entity other than the Parties and their respective successors and permitted assigns.

6.            Notice. All notices to be given to the Company hereunder shall be in writing and delivered personally or by overnight courier, addressed to MGM Resorts International at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attn: General Counsel, or by email to legalnotices@mgmresorts.com. All notices to be given to IAC and/or Mr. Diller hereunder shall be in writing and delivered personally or by overnight courier, addressed to IAC Inc. at 555 West 18th Street, New York, New York 10011, Attn: Kendall Handler, or by email to generalcounsel@iac.com.

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date set forth above.

COMPANY:

MGM RESORTS INTERNATIONAL

By:	/s/ William J. Hornbuckle
Name:	William J. Hornbuckle
Title:	Chief Executive Officer and President

IAC:

IAC INC.

By:	/s/ Kendall Handler
Name:	Kendall Handler
Title:	EVP, Chief Legal Officer

MR. BARRY DILLER:

/s/ Barry Diller
Barry Diller